Exhibit 99.1

FOR IMMEDIATE RELEASE

Rentech Nitrogen Closes Private Placement of $320 Million of 6.5% Second Lien Senior Secured Notes Due 2021

LOS ANGELES, CA (April 12, 2013) – Rentech Nitrogen Partners, L.P. (the “Partnership”) (NYSE: RNF), which manufactures and sells nitrogen fertilizer products including ammonia, urea ammonium nitrate solution (UAN) and ammonium sulfate, today announced that it has completed an offering of $320 million aggregate principal amount of 6.5% second lien senior secured notes due 2021. The notes will bear interest at a rate of 6.5% per year, payable semi-annually in arrears commencing on October 15, 2013. The notes will mature on April 15, 2021, unless repurchased or redeemed earlier in accordance with their terms.

The Partnership intends to use the net proceeds from this offering to repay in full and terminate its 2012 credit agreement and interest rate swaps, to pay for expenditures related to its expansion projects and for general partnership purposes.

The notes have not been, and will not be, registered under the Securities Act of 1933, as amended (the “Securities Act”), or any state securities laws and, unless so registered, may not be offered or sold in the United States except pursuant to an exemption from, or in a transaction not subject to, the registration requirements of the Securities Act and applicable state securities laws.

The notes were sold only to persons reasonably believed to be qualified institutional buyers in reliance on Rule 144A under the Securities Act and non-U.S. persons in transactions outside the United States in reliance on Regulation S under the Securities Act.

This announcement shall not constitute an offer to sell or the solicitation of an offer to buy the notes, nor shall there be any sale of the notes in any state in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state.

Forward Looking Statements

This press release contains forward-looking statements relating to the notes and the closing of the private offering that are based on management’s current expectations. Actual results may differ materially as a result of various risks and uncertainties. The forward-looking statements in this press release are made as of the date of this press release and Rentech Nitrogen does not undertake to revise or update these forward-looking statements, except to the extent that it is required to do so under applicable law.

Source: Rentech Nitrogen Partners, L.P.

Rentech Nitrogen Partners, L.P.

Julie Dawoodjee Cafarella

Vice President of Investor Relations and Communications

310-571-9800

ir@rnp.net